Exhibit 10.2

SEVERANCE AND GENERAL RELEASE OF ALL CLAIMS AGREEMENT

This Severance and General Release of All Claims Agreement (“Agreement”) is entered into between Penson Worldwide, Inc. (“Company”), and Kevin W. McAleer (“Executive”), collectively referred to as the “Parties.” This Agreement is effective on the eighth day after Executive executes this Agreement (“Effective Date”).

1. Termination of Employment. Executive’s employment with the Company is terminated effective March 31, 2012 (“Termination Date”). On the Termination Date, Executive will incur a “separation from service” for purposes of Section 409A of the Internal Revenue Code, as amended (“Section 409A”). The Company will pay Executive’s final wages, including accrued but unused vacation pay as of the Termination Date (as reflected in the Company’s records), in accordance with applicable state law. The Company desires to offer Executive a severance package upon Executive’s termination from employment with the Company in exchange for Executive’s release of claims and other promises set forth herein. By signing this Agreement and accepting the consideration listed below, Executive agrees to be bound by the terms of this entire Agreement. The Company’s Severance Benefits offer described below is valid for 22 days after Executive is given this Agreement. To accept the Severance Benefits, Executive must return this signed Agreement to the Company on or after the Termination Date, but not later than 22 days from the date Executive received this Agreement.

2. Consideration to Executive. In exchange for Executive signing and not revoking this Agreement and complying with all its terms and conditions, the Company agrees to provide the following Severance Payment to Executive:

(i)	Severance Payment: The Company will provide to Executive a single payment of Three Hundred Ten Thousand Dollars ($310,000.00) in cash, less all applicable payroll withholdings (the “Severance Payment”). The Severance Payment will be delivered by check or wire transfer on the Effective Date.

(ii)

COBRA Premium Payments: Provided Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, Employer will reimburse Executive for the costs Executive incurs to obtain such continued coverage for himself and his eligible dependents to the extent in excess of the premiums paid by Executive for such healthcare coverage with respect to the final month of his employment by the Company (collectively, the “Coverage Costs”) until the earlier of (a) the date when Executive becomes eligible for healthcare coverage provided through a subsequent employer, and (b) the twelve (12) month anniversary of the Termination Date. In order to obtain reimbursement for such Coverage Costs, Executive must submit appropriate evidence to Employer of each periodic payment within sixty (60) days after the payment date, and Employer shall within thirty (30) days after such submission reimburse Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (i) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such

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coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to Executive, Employer shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility.

Executive acknowledges and agrees that the Severance Payment and Coverage Costs constitute new and adequate consideration to support the release set forth in paragraph 3 of this Agreement and are payments Executive was not previously entitled to receive.

3. Release of Claims.

(a) In exchange for the consideration provided above, Executive hereby expressly waives, releases, and forever discharges the Company and its predecessors, successors, assigns, divisions, subsidiaries, parents, affiliates, officers, directors, executives, managers, supervisors, employees, partners, agents, attorneys and representatives (hereinafter the “Released Parties”), from any and all claims, demands, and causes of action that Executive has or claims to have, whether known or unknown, of whatever nature, that exists or may exist as of the date Executive executes this Agreement, including, but not limited to, claims arising from Executive’s employment with the Company and/or the termination thereof. As used in this paragraph, with the exception of claims for unemployment benefits, benefits in which Executive is vested, or claims of indemnification arising under any previously executed indemnification agreement, the Company’s charter documents, existing insurance policies or applicable law, which are specifically excluded, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims (express or implied), equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, emotional distress claims, defamation claims, negligence claims, invasion of privacy claims, public policy claims, wage claims, claims for stock options and/or for vesting of options, commissions/bonus pay, claims for severance pay, vacation pay, sick pay, debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, and any and all claims arising under the U.S. or Texas Constitutions; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Texas Labor Code, including the Texas Commission on Human Rights Act and Section 451.001 of the Texas Workers’ Compensation Act; or any other applicable federal, state or local law, rule, ordinance or regulation (“Released Claims”). Executive further represents and warrants that Executive has been fully and properly paid for all hours worked and that Executive has received all leave (state and federal), in accordance with applicable law. Executive specifically further acknowledges and agrees that: (i) during Executive’s employment with the Company, Executive was allowed to take all leave and afforded all other rights to which

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Executive was entitled under the FMLA; and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights. The claims being released do not include any claims, actions, causes of action, suits, demands, or proceedings that Executive may have against the Released Parties (1) arising from any breach of this Agreement; (2) arising after the date Executive signs this Agreement; (3) that cannot be waived as a matter of law; and (4) that are specifically excluded from the definitions of “claims”, “demands”, and “causes of action” (collectively, the “Excluded Claims”).

(b)	IMPORTANT NOTICE REGARDING RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”):

Without in any way limiting the generality or scope of the Release of Claims set forth in this paragraph 4, Executive hereby acknowledges that Executive knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any age discrimination claims Executive may have under the ADEA, and acknowledges and agrees that:

(i)	This Agreement is written in a manner in which Executive fully understands;

(ii)	Executive specifically waives any rights or claims arising under the ADEA;

(iii)	This Agreement does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed;

(iv)	The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

(v)	Executive has been advised in writing to consult with an attorney prior to executing this Agreement, and has, in fact had an opportunity to do so;

(vi)	Executive has been given a period of up to at least twenty-one (21) days, if desired, within which to consider this Agreement. Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period; and

(vii)	Once executed, Executive has a period of seven (7) days within which Executive can revoke this Agreement, and the Agreement shall not be effective until the seven-day revocation period has been exhausted. Thus, the Effective Date of this Agreement is the eighth day after this Agreement has been executed, provided it was not revoked. If Executive chooses to revoke this Agreement, Executive must do so in writing, and the revocation must be addressed and delivered to Philip A. Pendergraft, Penson Worldwide, Inc., 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, before the expiration of the seven (7) day revocation period. If Executive delivers the revocation by hand or facsimile, the revocation will be considered timely if delivered or faxed to Philip A. Pendergraft at the above address and/or fax number within seven (7) days of Executive’s execution of this Agreement. If Executive delivers the revocation by mail, the revocation will be considered timely if it is mailed to Philip A. Pendergraft at the above address and postmarked within seven (7) days of Executive’s execution of this Agreement.

(c) Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or the filing of any charge

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with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA waiver, nor does Executive agree to ratify any ADEA waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA claim except as authorized by federal or state law. Notwithstanding the foregoing two sentences, as provided above Executive waives any right to recover any monetary damages from any Released Party in a civil suit brought by any governmental agency or any other individual on Executive’s behalf with respect to any Released Claim.

4. No Filing of Claims/Release of Unknown Claims. Executive represents and warrants that Executive does not presently have on file and will not hereafter file any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Agreement. This representation and warranty does not apply to any Excluded Claims that Executive may have against the Company.

5. No Admission of Liability. Executive understands that nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Released Parties.

6. No Assignment. Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may claim to have against any Released Party.

7. Successors and Assigns. Executive understands and agrees that this Agreement and all of its terms shall be binding upon Executive’s representatives, heirs, executors, administrators, successors and assigns.

8. Attorneys’ Fees. Executive understands and agrees that in any dispute between the Company and Executive regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law.

9. Confidentiality of this Agreement. Executive acknowledges and agrees that the terms and conditions of this Agreement are strictly confidential. Executive shall not disclose or discuss the contents, terms, or conditions of the Agreement, except to Executive’s spouse, attorney(s), and/or tax advisor(s), and only on the condition that such third parties agree to abide by this covenant of confidentiality. In the event that the disclosure of the terms or conditions of this Agreement is the subject of any subpoena, order, or other process of any court or other governmental body, Executive shall notify the Company as soon as possible, so that the Company shall have a reasonable amount of time prior to disclosure to object to the disclosure of the terms or conditions of this Agreement.

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10. Confidential Information. Executive acknowledges that Executive previously executed a Confidential Information Agreement with the Company in which Executive agreed to maintain the confidentiality of certain trade secrets and/or proprietary information belonging to the Company. Executive understands and agrees that Executive’s obligations under such confidentiality agreement survive the termination of his/her employment with the Company and that Executive will continue to be bound by the covenants contained in such confidentiality agreement after the Termination Date.

11. Transition of Knowledge. Executive shall provide, cooperatively and in good faith, to those person(s) designated by the Company, to effectively transition to others Executive’s job, technical, operational, and financial information and knowledge, work product, and pending work, as and to the extent requested by the Company during the 60-day period after the Termination Date.

12. Non-solicitation. In partial consideration of the Severance Payment, Executive must comply with the following obligations regarding non-solicitation. The following definitions shall apply: (i) “Business” means the development, marketing and sales of technology-based processing solutions for the execution, clearing, custody and settlement of securities, commodities, and/or foreign exchange transactions; (ii) “Customer” means any person, entity or business that was a customer, or was specifically targeted to become a customer, of the Company during the one (1)-year period prior to the Termination Date; (iii) “Territory” means and includes each of the fifty (50) states of the United States of America and its protectorates, Canada and the United Kingdom; and (iv) “Service Provider,” means any person who was at any time during the one (1)-year period prior to the Termination Date, an employee, consultant, or independent contractor of the Company.

(a) Non-Solicitation of Service Providers. During the one (1)-year period following the Termination Date (the “Non-Solicitation Period”), Executive shall not, anywhere in the Territory, on Executive’s own behalf or on behalf of any other person or entity, either directly or indirectly recruit, encourage, or solicit any Service Provider to leave or reduce that Service Provider’s employment with or services to the Company.

(b) Non-Solicitation of Customers. During the Non-Solicitation Period, Executive shall not, anywhere in the Territory, on Executive’s own behalf or on behalf of any other person or entity, either directly or indirectly, contact, or solicit away any Customer with respect to the Business.

(c) In the event that Executive breaches any of Executive’s obligations under this Section prior to expiration of the Non-Solicitation Period:

(1)	The Company shall be entitled to recover from Executive an amount equal to fifty percent (50%) of the Severance Payment; and

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(2)	The Company shall be entitled to take any and all action(s) necessary to pursue legal and equitable remedies against Executive, including, without limitation, injunctive relief.

13. Return of Company Property. Executive agrees that, to the extent Executive has not already done so, Executive will return all Company property (other than his personal laptop after removing all Company confidential information) no later than fifteen (15) days after the Termination Date, including but not limited to Company property containing any Confidential Information, in good working order, reasonable wear and tear excepted, as a condition of receiving the Severance Payments, including but not limited to, personal computers (other than his personal laptop), fax machines, scanners, copiers, diskettes, CD-ROM(s), USB flashdrives and/or other portable electronic data storage devices, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, pagers, credit cards, telephone charge cards, manuals, building keys and passes, courtesy parking passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by Executive that is or was related to Executive’s employment with the Company. Executive may retain Executive’s personal copies of documents evidencing Executive’s hire, compensation, benefits, stock options, Executive’s employment agreement and Confidential Information Agreement, and any documents that Executive may have received as a stockholder of the Company. In addition, Executive confirms that Executive has finalized and submitted all expense reports, if any, and agrees by Executive’s signature on this Agreement that any amounts owed to the Company as of the Termination Date, if any, may be deducted from any payments made to Executive by the Company consistent with applicable law.

14. Non-Disparagement. Unless subject to any subpoena, order, or other process of any court or other governmental body.

(a) Executive agrees and represents that Executive will not at any time (i) publicly disparage or encourage or induce others to publicly disparage the Company, including any of its respective officers, directors, employees, representatives or agents; and/or (ii) engage in conduct that is deliberately intended to injure the Company’s reputation and interests, including the reputations and interests of its respective officers, directors, employees, representatives or agents; and

(b) the Company agrees that its Executive Officers will not publicly disparage or encourage or induce others to publicly disparage Executive, or engage in conduct that is deliberately intended to injure Executive’s reputation and interests.

15. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

16. Integration. This Agreement expresses the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supercedes any and all prior agreements between Executive and the Company, whether oral or written, regarding the subject

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matter contained herein, with the exception of any previously executed confidentiality agreement as may be referenced in paragraph 11 of this Agreement and any previously executed indemnification agreement as may be referenced in paragraph 4 of this Agreement. No changes may be made to the Agreement unless they are made in writing and signed and authorized by the Company.

17. Choice of Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of law provisions of Texas law, or of any other jurisdiction, except where preempted by federal law. The Parties hereby agree that any action to enforce this Agreement shall be filed exclusively in a state or federal court of competent jurisdiction in Dallas County, Texas and the Parties hereby consent and waive any objection to the exclusive jurisdiction of such court.

18. Severability. Executive agrees that if any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

19. Multiple Counterparts. This Agreement may be executed and delivered in two or more counterparts each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument.

20. Statement Regarding Section 409A: This Agreement is intended to comply with the requirements of Section 409A, and the regulations promulgated thereunder, and, specifically, with the separation pay plan and short term deferral exceptions thereto, and shall in all respects be administered in accordance with Section 409A. For purposes of Section 409A, the right to a severance payment under this Agreement shall be treated as a payment to be made upon a termination of employment under this Agreement to only be made upon a “separation from service” within the meaning of such term under Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

21. Voluntary Agreement. EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT EXECUTIVE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

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IN WITNESS WHEREOF, this Agreement has been executed on the dates provided below.

PENSON WORLDWIDE, INC.

BY:	/s/ Philip A. Pendergraft
DATED:	March 29, 2012

BY:	/s/ Kevin W. McAleer
Executive’s Signature

Kevin W. McAleer
Executive’s Name – Typed or Printed

Executive’s Address – Typed or Printed

DATED:	March 29, 2012

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